Exhibit 5.1

May 7, 2008

Rubicon Technology, Inc.

9931 Franklin Avenue

Franklin Park, Illinois 60131

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rubicon Technology, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) (the “462(b) Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to 517,500 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), including 67,500 shares purchasable by the underwriters pursuant to an over-allotment option. The 517,500 shares of the Company’s Common Stock to be registered (the “Offered Shares”) consist of shares of Common Stock to be sold by certain selling stockholders named in the 462(b) Registration Statement (the “Selling Stockholders”) and are in addition to the 4,025,000 shares registered pursuant to the Registration Statement on Form S-1 (File No. 333-150205) (the “Initial Registration Statement”) to which the 462(b) Registration Statement relates. All of the Offered Shares are presently issued and outstanding.

In rendering this opinion, we have examined and relied upon:

(1) the Initial Registration Statement and the preliminary prospectus, dated April 25, 2008, prepared in connection with the Initial Registration Statement (the “Prospectus”);

(2) the 462(b) Registration Statement;

(3) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect;

(4) the form of underwriting agreement (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders and UBS Securities LLC, as representative of the underwriters named therein, filed as Exhibit 1.1 to the Initial Registration Statement;

(5) minutes of meetings and actions by written consent of the incorporator, Company’s stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

May 7, 2008

(6) the Selling Stockholder Irrevocable Power of Attorney and the Custody Agreement entered into by each of the Selling Stockholders in connection with the sale of the Offered Shares; and

(7) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinions set forth below, we have assumed that (1) all information contained in all documents reviewed by us is correct, (2) all signatures on all documents reviewed by us are genuine, (3) all documents submitted to us as originals are true and complete, (4) all documents submitted to us as copies are true and complete copies of originals thereof, (5) each natural person signing any document reviewed by us had the legal capacity to do so and (6) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity. Our opinion is expressed only with respect to the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions related thereto.

Based on the foregoing, it is our opinion that the 517,500 shares of the Company’s Common Stock that may be sold by the Selling Stockholders pursuant to the Underwriting Agreement are validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus incorporated by reference in the 462(b) Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP